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                                                                     EXHIBIT 15

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the use of our reports, and to all references to our Firm, included in or made a part of this prospectus for Central Equity Trust, Utility Series 24 and Central Equity Trust, Utility Series 25.


                                      /S/ ARTHUR ANDERSEN LLP

St. Louis, Missouri
October 5, 1995